Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 21, 2025

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Q1 Sales and Income

PHILADELPHIA, PA, May 21, 2025 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands including the Anthropologie, Free People, FP Movement, Urban Outfitters and Nuuly brands, today announced record net income of $108.3 million and earnings per diluted share of $1.16 for the three months ended April 30, 2025.

Total Company net sales for the three months ended April 30, 2025, increased 10.7% to a record $1.33 billion. Total Retail segment net sales increased 6.4%, with comparable Retail segment net sales increasing 4.8%. The increase in Retail segment comparable net sales was driven by mid single-digit positive growth in both retail store sales and digital channel sales. Comparable Retail segment net sales increased 6.9% at Anthropologie, 3.1% at Free People and 2.1% at Urban Outfitters. Subscription segment net sales increased by 59.5% primarily driven by a 52.9% increase in average active subscribers in the current quarter versus the prior year quarter. Wholesale segment net sales increased 24.2% driven by a 25.6% increase in Free People wholesale sales due to an increase in sales to specialty customers and department stores.

“We are excited to announce record first quarter revenues and profits,” said Richard A. Hayne, Chief Executive Officer. “Our success was driven by positive sales growth and improved profitability across all brands and segments. We believe these results demonstrate the strength of our brands and the effectiveness of our strategy, giving us confidence in URBN’s continued success,” finished Mr. Hayne.

Net sales by brand and segment for the three-month periods were as follows:

	Three Months Ended
	April 30,
	2025	2024
Net sales by brand
Anthropologie	$569,931	$526,385
Free People	353,112	318,691
Urban Outfitters	273,505	270,258
Nuuly	124,354	77,942
Menus & Venues	8,599	7,456
Total Company	$1,329,501	$1,200,732

Net sales by segment
Retail Segment	$1,130,510	$1,062,685
Subscription Segment	124,354	77,942
Wholesale Segment	74,637	60,105
Total Company	$1,329,501	$1,200,732

For the three months ended April 30, 2025, the gross profit rate increased by 278 basis points compared to the three months ended April 30, 2024, and gross profit dollars increased 19.8% to $489.1 million from $408.4 million. The gross profit rate benefited from a non-recurring gain of $4.8 million, or 36 basis points, recorded in the current year quarter and store impairment and lease abandonment charges of $4.6 million, or 38 basis points, recorded in the prior year quarter not repeated in the current year quarter. The remaining 204 basis point increase in gross profit rate was primarily due to improved Retail segment markdowns driven by lower markdowns at Urban Outfitters, leverage in delivery expense due to lower carrier costs and a reduction in packages per order, and leverage in store occupancy costs due to the increase in comparable Retail segment net sales. The increase in gross profit dollars was due to higher net sales and the improved gross profit rate.

As of April 30, 2025, total inventory increased by $84.8 million, or 14.6%, compared to total inventory as of April 30, 2024. Total Retail segment inventory increased 13.2% and Retail segment comparable inventory increased 12.6%. Wholesale segment inventory increased 30.6%. The increase in inventory for both segments was due to increased sales and early receipts.

For the three months ended April 30, 2025, selling, general and administrative expenses increased by $27.1 million, or 8.1%, compared to the three months ended April 30, 2024. Selling, general and administrative expenses leveraged 65 basis points as a percentage of net sales compared to the three months ended April 30, 2024. The leverage in selling, general and administrative expenses as a rate to net sales was primarily related to lower litigation expenses in the current year quarter as compared to the prior year quarter. The dollar growth in selling, general and administrative expenses was primarily related to increased marketing expenses to support customer growth and increased sales in the Retail and Subscription segments, as well as increased store payroll expenses to support the Retail segment stores net sales growth.

The Company’s effective tax rate for the three months ended April 30, 2025, was 21.4%, compared to 23.6% in the three months ended April 30, 2024. The decrease in the effective tax rate for the three months ended April 30, 2025, was primarily attributable to the ratio of foreign taxable earnings to global taxable earnings.

Net income for the three months ended April 30, 2025, was a record $108.3 million and earnings per diluted share were $1.16.

On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. During the three months ended April 30, 2025, the Company repurchased and subsequently retired 3.3 million shares for approximately $152 million. During the twelve months ended January 31, 2025, the Company repurchased and subsequently retired 1.2 million shares for approximately $52 million. As of April 30, 2025, 14.7 million common shares were remaining under the program.

During the three months ended April 30, 2025, the Company opened a total of 13 new retail locations including: 9 Free People stores (including 5 FP Movement stores), 2 Anthropologie stores and 2 Urban Outfitters stores; and closed 2 Free People stores.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 257 Urban Outfitters stores in the United States, Canada and Europe and websites; 241 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; 237 Free People stores (including 68 FP Movement stores) in the United States, Canada and Europe, catalogs and websites, 9 Menus & Venues restaurants, 7 Urban Outfitters franchisee-owned stores and 2 Anthropologie franchisee-owned stores as of April 30, 2025. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment. Nuuly is primarily a women’s apparel subscription rental service which offers a wide selection of rental product from the Company’s own brands, third-party brands and one-of-a-kind vintage pieces.

A conference call will be held today to discuss first quarter results and will be webcast at 5:00 pm. ET at: https://edge.media-server.com/mmc/p/ebyfjdxo/.

As used in this document, unless otherwise defined, "Anthropologie" refers to the Company’s Anthropologie and Terrain brands and "Free People" refers to the Company’s Free People and FP Movement brands.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, including geopolitical instability, impacts of the conflict in the Middle East and impacts of the war between Russia and Ukraine and from related sanctions imposed by the United States, European Union, United Kingdom and others, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises (such as the coronavirus (COVID-19)), labor shortages and increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, our effective utilization of technological advancements, including in artificial intelligence, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs such as retaliatory tariffs, border adjustment taxes or increases in duties or quotas, the unexpected closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 30,
	2025	2024
Net sales	$1,329,501	$1,200,732
Cost of sales (excluding store impairment and lease abandonment charges)	840,437	787,746
Store impairment and lease abandonment charges	—	4,601
Gross profit	489,064	408,385
Selling, general and administrative expenses	360,837	333,761
Income from operations	128,227	74,624
Other income, net	9,646	6,246
Income before income taxes	137,873	80,870
Income tax expense	29,526	19,105
Net income	$108,347	$61,765

Net income per common share:
Basic	$1.18	$0.66
Diluted	$1.16	$0.65

Weighted-average common shares outstanding:
Basic	91,752,408	93,124,568
Diluted	93,475,835	95,000,706

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%
Cost of sales (excluding store impairment and lease abandonment charges)	63.2%	65.6%
Store impairment and lease abandonment charges	—	0.4%
Gross profit	36.8%	34.0%
Selling, general and administrative expenses	27.2%	27.8%
Income from operations	9.6%	6.2%
Other income, net	0.8%	0.5%
Income before income taxes	10.4%	6.7%
Income tax expense	2.3%	1.6%
Net income	8.1%	5.1%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	April 30,	January 31,	April 30,
	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$189,433	$290,481	$173,995
Marketable securities	285,585	319,949	312,558
Accounts receivable, net of allowance for doubtful accounts of $1,964, $1,384 and $933, respectively	93,248	74,014	88,297
Inventory	663,803	621,146	578,990
Prepaid expenses and other current assets	206,990	187,206	219,886
Total current assets	1,439,059	1,492,796	1,373,726
Property and equipment, net	1,346,557	1,331,077	1,304,548
Operating lease right-of-use assets	973,831	942,666	910,965
Marketable securities	365,937	410,208	287,178
Other assets	331,692	342,733	312,285
Total Assets	$4,457,076	$4,519,480	$4,188,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$302,104	$295,767	$321,443
Current portion of operating lease liabilities	231,361	227,149	224,100
Accrued expenses, accrued compensation and other current liabilities	495,593	552,763	488,681
Total current liabilities	1,029,058	1,075,679	1,034,224
Non-current portion of operating lease liabilities	909,168	871,209	849,917
Other non-current liabilities	87,043	101,088	142,227
Total Liabilities	2,025,269	2,047,976	2,026,368

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 89,614,734, 92,281,748 and 93,379,211 shares issued and outstanding, respectively	9	9	9
Additional paid-in-capital	—	15,067	31,572
Retained earnings	2,460,876	2,503,068	2,175,500
Accumulated other comprehensive loss	(29,078)	(46,640)	(44,747)
Total Shareholders’ Equity	2,431,807	2,471,504	2,162,334
Total Liabilities and Shareholders’ Equity	$4,457,076	$4,519,480	$4,188,702

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Three Months Ended
	April 30,
	2025	2024
Cash flows from operating activities:
Net income	$108,347	$61,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,554	27,761
Non-cash lease expense	52,805	51,470
Provision for deferred income taxes	13,701	12,735
Share-based compensation expense	7,763	7,599
Amortization of tax credit investment	4,293	4,380
Store impairment and lease abandonment charges	—	4,601
Loss on disposition of property and equipment, net	94	135
Changes in assets and liabilities:
Receivables	(15,036)	(21,512)
Inventory	(37,386)	(29,818)
Prepaid expenses and other assets	(17,058)	(37,542)
Payables, accrued expenses and other liabilities	(54,114)	36,663
Operating lease liabilities	(59,931)	(59,686)
Net cash provided by operating activities	33,032	58,551
Cash flows from investing activities:
Cash paid for property and equipment	(46,158)	(41,091)
Cash paid for marketable securities	(117,878)	(95,799)
Sales and maturities of marketable securities	203,416	91,081
Net cash provided by (used in) investing activities	39,380	(45,809)
Cash flows from financing activities:
Proceeds from the exercise of stock options	—	475
Share repurchases related to share repurchase program	(151,935)	—
Share repurchases related to taxes for share-based awards	(20,241)	(14,445)
Tax credit investment liability payments	(4,172)	(1,341)
Net cash used in financing activities	(176,348)	(15,311)
Effect of exchange rate changes on cash and cash equivalents	2,888	(1,757)
Decrease in cash and cash equivalents	(101,048)	(4,326)
Cash and cash equivalents at beginning of period	290,481	178,321
Cash and cash equivalents at end of period	$189,433	$173,995